Exhibit 5.1

August 29, 2019

TALEND S.A.

9, rue Pages

92150 Suresnes

France

Re: Registration Statement on Form S-8 of TALEND S.A.

Ladies and Gentlemen:

We are acting as special French counsel for TALEND S.A. (the "Company"), a French société anonyme, in connection with the filing of the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of up to 2,000,000 ordinary shares of the Company, par value €0.08 per share (the "Shares") pursuant to (i) the Company’s 2019 Free Share Plan (the "2019 Free Share Plan") as approved by the general meeting of shareholders of the Company on June 25, 2019 and by the board of directors on August 2, 2019, and (ii) the delegation of authority granted by the general meeting of shareholders of the Company on June 25, 2019 (the "Warrant Delegation"  and, together with the 2019 Free Share Plan, the “Plans”) allowing the board of directors to issue share subscription warrants (bons de souscription d’actions, or BSA), each giving the right to subscribe for one (1) Share (the "Warrants"). The Shares will be represented by the Company’s American Depositary Shares (“ADSs”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. In rendering this opinion, as to certain factual matters, we have, with your consent, relied upon oral and written representations of officers of the Company with respect to the accuracy of the factual matters addressed in such representations. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Company’s board of directors is duly authorized (i) to adopt the 2019 Free Share Plan and (ii) to decide the issuance and therefore, to issue up to 2,000,000 Shares represented by ADSs to be issued by the Company pursuant to (x) the 2019 Free Shares Plan and (y) the exercise of Warrants to be issued by the Company in accordance with the Warrant Delegation. Such Shares have been duly authorized and, when issued in accordance with the respective Plans and against payment of due consideration therefor (to the extent applicable), will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of France as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company will take no action inconsistent with the Plans and the resolutions authorizing the Company to issue the Shares. We have also assumed, for any future awards under the Plans, that (1) the resolutions authorizing the Company to issue the Shares pursuant to the respective Plans and the applicable award agreements will be in full force and effect on the date of such awards and (2) such future awards will be approved by the board of directors of the Company in accordance with applicable law and with the terms of the relevant Plan. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

2.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares to be issued and sold pursuant to each Plan under the Securities Act of 1933, as amended (the "Act"). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gide Loyrette Nouel A.A.R.P.I.